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                      October 18, 2022

       Han Gengchen
       Chairman and Chief Executive Officer
       Origin Agritech Limited
       No. 21 Sheng Ming Yuan Road
       Changping District, Beijing 102206
       People's Republic of China

                                                        Re: Origin Agritech
Limited
                                                            Form 20-F for the
Fiscal Year Ended September 30, 2021
                                                            Filed February 4,
2022
                                                            File No. 000-51576

       Dear Han Gengchen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Industrial Applications and

                      Services